Exhibit 99.3

Consent of Director Nominee

In accordance with Rule 438 under the Securities Act of 1933, as amended, each of the undersigned hereby consents to being named as a person who will become a director of Community Bank System, Inc. (“Community Bank System”) pursuant to the terms of the Agreement and Plan of Merger by and between Community Bank System and Merchants Bancshares, Inc., dated as of October 22, 2016, in the proxy statement/prospectus that forms a part of the Registration Statement on Form S-4 of Community Bank System, and any amendment or supplement thereto (the “Registration Statement”), and to the filing of this consent as an exhibit to the Registration Statement.

Signature	Date

/s/ Jeffrey L. Davis Jeffrey L. Davis	February 6, 2017

/s/ Raymond C. Pecor Raymond C. Pecor, III	February 6, 2017